Exhibit 10.29

                      SUPPLEMENTAL AGREEMENT

          THIS SUPPLEMENTAL AGREEMENT ("Agreement") is made and entered into on October 12, 1993 by and between Fibreboard
Corporation, a Delaware corporation ("Fibreboard") and Continental Casualty Company, an Illinois corporation ("Continental"), together the "Parties."

                             RECITALS

          A. Continental and Fibreboard entered into an Agreement dated April 9, 1993 (the "Original April 9 Agreement") pursuant to which the Parties agreed, among other things upon terms and conditions set forth therein, to use their best efforts jointly to negotiate and finalize a global class action settlement with personal injury claimants and Continental agreed, whether or not a global settlement was reached, to pay certain defense and other costs of personal injury claims.

          B. The Parties, certain Insurers affiliated with Continental, and Pacific Indemnity Company ("Pacific") intend to execute the Global Settlement Agreement. If the Global Settlement Agreement obtains the final necessary court approvals to become effective, the Parties desire and intend by this Agreement and the Global Settlement Agreement to fully and finally compromise all claims under the Insurance Policies not previously released, including any and all claims asserted in the Coverage Case.

          C. Simultaneously herewith, the Parties, certain Insurers affiliated with Continental, and Pacific are entering into the Settlement Agreement, by which they intend (if Settlement Agreement Approval Judgment is entered) to fully and finally compromise, whether or not the Global Approval Judgment is entered, all claims under the Insurance Policies not previously released, including any and all claims asserted in the Coverage Case.

          D. Capitalized terms used herein and not defined herein shall have the definitions for such terms set forth in the Settlement Agreement.

          E. This Agreement is intended to amend and supplement the Original April 9 Agreement and to make certain provisions with respect to the rights and obligations of the Parties, the Original April 9 Agreement as amended being referred to as the "April 9 Agreement."




                                1.

                             ARTICLE I

                            DEFINITIONS

          SECTION 1.1  DEFINITIONS

          "BEFORE-1959 CLAIMS" shall mean, for purposes of this Agreement only, claims against Fibreboard made by claimants exposed to asbestos-containing products at any time prior to the expiration of Continental's policy No. CLP 3197650 on March 15, 1959.

          "INTERIM PERIOD" shall mean the period between March 1, 1993 and either:

               (a) the date that Global Approval Judgment is obtained; or

               (b)  if Global Court Disapproval occurs and
Settlement Agreement Approval Judgment is obtained, then the later of (i) the date of Global Court Disapproval or (ii) the date of Settlement Agreement Approval Judgment; or

               (c) if neither (a) nor (b) occurs, then the later of (i) Global Court Disapproval and Settlement Agreement Court
Disapproval and (ii) the date of the Final Judgment in the Coverage Case as defined in paragraph 3 of the April 9 Agreement.

          "POST-1959 CLAIMS" shall mean, for purposes of this Agreement only, claims against Fibreboard made by claimants first exposed to asbestos-containing products after March 15, 1959.

          "PRESENTLY SETTLED CLAIMS" as defined in the Settlement Agreement shall be read to include, both for purposes of this Agreement, the Settlement Agreement and the Continental-Pacific Agreement, claims of individuals for punitive damages and bad faith arising in connection with asbestos-related personal injuries. To the extent, if any, that this definitional clarification modifies the definition of Presently Settled Claims set forth in the Settlement Agreement, this clarification shall be controlling.

          "RESOLUTION FUND" is as defined in Section 2.1(e).

          "UNSETTLED PRESENT CLAIMS" as defined in the Settlement Agreement shall be read to include, both for purposes of this Agreement, the Settlement Agreement and the Continental-Pacific Agreement, claims of individuals for punitive damages and bad faith arising in connection with asbestos-related personal injuries. To the extent, if any, that this definitional clarification modifies the definition of Unsettled Present Claims

                                2.

set forth in the Settlement Agreement, this clarification shall be controlling.


                            ARTICLE II

             AMENDMENTS TO ORIGINAL APRIL 9 AGREEMENT

          SECTION 2.1  AMENDMENTS TO ORIGINAL APRIL 9 AGREEMENT

          The Original April 9 Agreement is hereby amended as follows:

               (a) On August 27, 1993, the Parties, Pacific and representatives of plaintiffs announced the Global Settlement. The parties agree to use their best efforts to execute the Global Settlement Agreement and to implement the Global Settlement Agreement and the Settlement Agreement by obtaining Global Approval Judgment and Settlement Agreement Approval Judgment (whether or not Global Approval Judgment is entered). Nothing in the foregoing shall be deemed to impose any obligation on any of the Parties to agree to any term or provision not embodied in the Global Settlement as announced in open court on August 27, 1993 or the Settlement Agreement. In light of these new circumstances, the Parties further have agreed that execution of the Settlement Agreement and the Global Settlement Agreement satisfies the requirements of the first sentence of Paragraph 1 (and the related provisions of Paragraph 2) of the Original April 9 Agreement and that neither party shall have any further obligation with respect to any undertaking contained in such sentence. The remaining provisions of Paragraph 1 and the provisions of Paragraph 2 shall remain in effect and are modified to provide that Continental may at its option negotiate and enter into a global settlement with respect to less than all of the claims specified to be included in a "Global Settlement," as that term is used in Paragraph 2 of the Original April 9 Agreement, so long as such settlement provides under reasonable conditions the protection for Fibreboard set forth in Paragraph 2 with respect to the claims that would have been covered by such "Global Settlement" or such settlement complies with the provisions of Section 4.1(c) of the Supplemental Agreement.

               (b) The provisions of Sub-paragraphs 3a, 3c and 3d of the Original April 9 Agreement shall continue in effect during the Interim Period.

               (c) Paragraph 3b of the Original April 9 Agreement is amended to read:

               "Continental shall pay Fibreboard's Defense Costs incurred during the Interim Period that are directly attributable

                                3.

to Before-1959 Claims, to the negotiation or renegotiation of settlements with respect to such Claims and to negotiating the Global Settlement, the Global Settlement Agreement, the Settlement Agreement and this Agreement and seeking to obtain Global Approval Judgment and Settlement Agreement Approval Judgment. Defense Costs to be paid shall include costs allocable to all claims that may potentially be Before-1959 Claims. Case Management System fees and costs shall not exceed $60,000 per month, exclusive of extraordinary Case Management system fees and costs incurred as a result of requests made or approved by Continental or necessarily incurred in connection with the Global Settlement or the Global Settlement Agreement."

               (d)  Sub-paragraph 3e of the Original April 9
Agreement is amended to read:


               "With respect to judgments upon Before-1959 Claims which require payment or bonding during the Interim Period, Continental shall bond appeals if there are appealable issues and pay final, nonappealable judgments. With respect to those settlements of Before-1959 Claims to which Continental has agreed, Continental will pay such settlements if and when they become due and payable."

               (e)  Sub-paragraph 3f of the Original April 9
Agreement is amended to read:

               "During the Interim Period, in an amount not to exceed $95 million in the aggregate, Continental shall (i) with respect to judgments upon Post-1959 Claims which require payment or bonding during the Interim Period, bond appeals if there are appealable issues and pay final, nonappealable judgments; (ii) reimburse Fibreboard for Post-1959 SSP settlements if they fall due by their terms; and (iii) reimburse Fibreboard on an as-needed basis for Defense Costs incurred for Post-1959 Claims for which insurance (including but not limited to interim amounts payable pursuant to the Pacific Indemnity Agreement) is not available."

               "If the $95 million available to Fibreboard is exhausted during the Interim Period (including by reason of payments from the "Resolution Fund" defined in this sub-paragraph), Continental will during the Interim Period lend Fibreboard up to $55 million, as needed, to supplement the $95 million. The loan and any accrued interest thereon will be deemed satisfied when and if Global Approval Judgment occurs or the Trigger Date occurs; otherwise the loan with accrued interest will be payable by Fibreboard at the end of the Interim Period and Continental shall have the right to offset any such amount payable against any amounts payable by Continental to Fibreboard pursuant to the terms of the Final Judgment in the Coverage Case.

                                4.

The loan will accrue interest at the prime rate as published in the Wall Street Journal (changing as such published rate changes) in the event of a Final Judgment in the Coverage Case that does not reduce Continental's total liability to Fibreboard under its primary policy below the 75% threshold referred to in Paragraph 6 and otherwise will accrue interest at a rate equal to 2% plus the prime rate as published in the Wall Street Journal (changing as such published rate changes). Any unused portion of the $95 million or of the $55 of loan availability shall be cancelled when and if Global Approval Judgment is entered or the Trigger Date occurs."

               "Of the amount (including any loan amount) available to Fibreboard under this sub-paragraph 3f, up to $37 million may be used by Fibreboard (i) for asbestos-related expenses or liabilities not otherwise paid under the provisions of paragraph 3 of this Agreement or (ii) to pay defense and indemnity costs for non-asbestos bodily injury or property damage claims if Fibreboard has no insurance that will pay for such claims. (Such $37 million shall constitute the "Resolution Fund.") Any portion of the Resolution Fund that is unused at the time and in the event Global Approval Judgment is entered will remain available to Fibreboard for the purposes stated herein until January 1, 2025. If the Trigger Date occurs, Fibreboard will no longer have the right to use the Resolution Fund and any portion of that fund theretofore used by Fibreboard will be offset against and subtracted from the Drawable Settlement Amount provided for in Section 2.3(a) of the Settlement Agreement. If neither Global Approval Judgment is entered nor the Trigger Date occurs and Final Judgment in the Coverage Case is entered, any of the Resolution Fund theretofore used by Fibreboard shall be repaid by Fibreboard to Continental and may be repaid out of, or offset against, any amounts payable by Continental to Fibreboard pursuant to the terms of the Final Judgement; PROVIDED that nothing herein is intended to reduce the amounts otherwise payable by Continental pursuant to paragraph 6a of this Agreement in accordance with the terms and conditions thereof; and PROVIDED FURTHER that amounts used from the Resolution Fund in lieu of payments owed by Continental under the January 1, 1993 agreement concerning defense fees and costs for Asbestos Building Material Claims shall be credited to Fibreboard in the event of a Final Judgment in the Coverage Case."

               (f) A new sub-paragraph 3g shall be inserted into the April 9 Agreement to read:

               "All fees, costs or liabilities -- whether asbestos-related or otherwise -- other than those payable or reimbursable by Continental pursuant to the specific provisions of this Agreement and the Supplemental Agreement, including without limitation, fees, costs and liabilities relating to

                                5.

Asbestos Building Material Claims, claims by other insurers for reimbursement of defense and indemnity costs, bonuses, fixed fees and contingency fees, and Case Management Systems costs for periods after the Global Approval Judgment is entered, shall be the sole responsibility of Fibreboard (although they may, at Fibreboard's request, be paid by Continental out of any unused portion of the Resolution Fund). Fibreboard will use the Resolution Fund to make the payments hereafter required of Continental under the agreement of the Parties of January 1, 1993 relating to defense fees and costs for Asbestos Building Material Claims and Continental's obligations under such agreement shall be deemed fully discharged in the event Global Approval Judgment or Settlement Agreement Approval Judgment is entered; PROVIDED that otherwise the payments required of Continental under said January 1, 1993, agreement shall be credited to Fibreboard in the event of a Final Judgment in the Coverage Case."

               (g) The words "prior to Final Judgment" contained in Paragraph 4 of the Original April 9 Agreement are deleted and shall be replaced by the words "during the Interim Period."

               (h) Paragraph 5 of the Original April 9 Agreement shall remain in effect.

               (i) Paragraph 6 of the Original April 9 Agreement is amended to delete the words:

          "if at the time of the Final Judgment a Global Settlement agreement does not exist (or if there is such an agreement, then at such time as such agreement or a modification of such agreement fails to become finalized, including any needed final approvals)"

and replace them with the following words:

          "if at the time of the Final Judgment both Global Court
Disapproval and Settlement Agreement Court Disapproval have occurred (of if both Global Court Disapproval and Settlement
Agreement Disapproval have not occurred, then at the time both such disapprovals have occurred)"

               (j)  Paragraphs 7 and 8 of the Original April 9
Agreement remain in effect effective as of the time of the Original April 9 Agreement.

               (k) Paragraph 9 of the Original April 9 Agreement is amended to read:

               "If not terminated earlier by provisions of this Agreement, the Supplemental Agreement, the Settlement Agreement, the Global Settlement or Global Settlement Agreement, and except

                                6.

as otherwise provided for in this Agreement or the Supplemental
Agreement, the obligations of Fibreboard and Continental under Paragraphs 1, 2, 3, 5, 10 and 11 hereof shall terminate at the end of the Interim Period."

               (l) Paragraph 10 of the Original April 9 Agreement remains in effect.

               (m) Paragraph 11 of the Original April 9 Agreement remains in effect, PROVIDED HOWEVER that the "Global Settlement" referred to therein shall be limited to a global settlement other than the Global Settlement or the Global Settlement Agreement as defined in the Settlement Agreement.

               (n)  Paragraphs 12, 13, 14, 16, 17, 18 and 20 of the
Original April 9 Agreement remain in effect.

               (o) Paragraph 15 of the Original April 9 Agreement is deleted and the definitions provided for in Section 1.1 of the Supplemental Agreement are incorporated into the Original April 9
Agreement.

               (p)  The provisions for notice contained in
Paragraph 19 of the Original April 9 Agreement are amended to conform to the notice provisions contained in Section 5.12 of the Settlement Agreement.

               (q) Paragraph 21 of the Original April 9 Agreement is amended to read:

               "With regard to matters covered by this Agreement, this Agreement, the Supplemental Agreement, the Settlement Agreement, the Global Settlement and the Global Settlement Agreement contain the entire agreement between the parties and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein."

               (r) A new paragraph 22 shall be inserted in the April 9 Agreement to read:

               "There shall be no third party beneficiaries under this Agreement other than Releasees hereunder. No person other than the Parties hereto and the Releasees hereunder shall have any right or claim under or in respect of this Agreement."

               (s) A new paragraph 23 shall be inserted in the April 9 Agreement to read:



                                7.

               "Capitalized terms used herein and not defined herein shall have the definitions for such terms set forth in the Settlement Agreement."

               (t) A new paragraph 3h shall be inserted in the April 9 Agreement to read:

               "With respect to the management of Post-1959 Claims after the date of the Supplemental Agreement, (i) Fibreboard will consult with Continental regarding management of the defense of Post-1959 Claims and will inform Continental regarding Fibreboard authority decisions on Post-1959 Claims before these decisions are implemented in settlement negotiations (5 days in advance or a shorter period if Continental has been kept reasonably informed as to the status of the negotiations and the circumstances requiring a shorter period); (ii) Fibreboard will not discriminate between Before and Post-1959 Claims with regard to the type of information to be collected; and (iii) any settlement over $4,000 with respect to a Post-1959 non-malignancy claim or over $10,000 for a malignancy claim, and any group settlements with respect to over 50 Post-1959 Claims, will require the consent of Continental, which consent cannot be unreasonably withheld. Whether Continental has unreasonably withheld consent to a Fibreboard granting of authority in a Post-1959 case shall be subject to expedited ADR."

          SECTION 2.2  CONTINENTAL-PACIFIC AGREEMENT

          Nothing in the April 9 Agreement, this Agreement, the Settlement Agreement, the Global Settlement or the Global Settlement Agreement shall affect or impair any term of the Continental-Pacific Agreement, which, as between the parties to that agreement, shall control their rights and obligations with respect to each other.


                            ARTICLE III

                IF GLOBAL APPROVAL JUDGMENT OCCURS

          SECTION 3.1  OBLIGATIONS OF PARTIES IF GLOBAL APPROVAL
                       JUDGMENT IS ENTERED

          If Global Approval Judgment is entered, then on and after the date of such approval:

               (a) Continental shall pay any amounts which it is obligated to pay under paragraph 3 of the April 9 Agreement which have accrued (whether or not billed) and are unpaid.



                                8.

               (b)  Continental shall pay Defense Costs and
indemnity costs with respect to all Unsettled Present Claims that are not Global Class Claims (without regard to the dollar limitation provided for in paragraph 3f of the April 9 Agreement), it being understood that Unsettled Present Claims include claims of individuals for asbestos-related personal injuries brought against Fibreboard in lawsuits filed prior to the time after which claims are in fact included within the Global Settlement and that are not Presently Settled Claims.

               (c) Continental shall pay settlement amounts on Presently Settled Claims that are not Global Class Claims when the same become due and payable (without regard to the dollar limitation provided for in paragraph 3f of the April 9 Agreement) and will pay any defense fees and costs relating to these claims.

               (d) Continental shall continue to make available to Fibreboard, as needed, any unused balance of the Resolution Fund provided for in paragraph 3f as provided for in the April 9
Agreement.

               (e) Continental shall have full control of the management and disposition of all claims referred to in subsections
(b) and (c) above, and Fibreboard and its counsel will cooperate with Continental and its counsel in accomplishing such change in control. Fibreboard will give Continental (i) full and continuing access to counsel handling such Claims and will take all steps necessary to permit Continental to retain such counsel if Continental determines to do so, and (ii) full and continuing access to (and, if requested, copies of) any and all Fibreboard asbestos personal injury and death claim information including, but not limited to, related documentation in its control, with respect to any claims ever asserted against Fibreboard for, or payments, settlements or assignments ever made by or for the benefit of Fibreboard in respect of, any asbestos-related injury or death claims and all present and future information within the Fibreboard Case Management System. Continental will reimburse Fibreboard for any expenses incurred by Fibreboard at the request of Continental in connection with the foregoing cooperation.

               (f) All payments between the Parties under this section shall be made in cash or by check to the Party to which the payment is owed within 5 days after payment has been requested.

          SECTION 3.2  COLLATERAL ATTACK

          In the event of an actual or threatened attack on the validity or enforceability of the Global Approval Judgment (a
"collateral attack"),


                                9.

               (a) Fibreboard and Continental shall cooperate in pursuing and enforcing the indemnity obligations owed by the Settlement Trust with respect to such collateral attack;

               (b) Continental shall pay Fibreboard the reasonable costs incurred by Fibreboard in defending against such collateral attack to the extent not paid by the Settlement Trust (provided that Continental's obligation shall extend only to those costs directly attributable to litigation with respect to the validity and enforceability of the Global Approval Judgment, not to those attributable to litigation with respect to any underlying claims);

               (c) Continental and Fibreboard shall jointly defend against such collateral attack and will cooperate reasonably with one another in this regard; and

               (d) Continental shall not have any liability for Personal Injury Asbestos Claims or the defense thereof, that may result from such collateral attack and shall be indemnified and held harmless by Fibreboard against any such liability (except for any collateral attack-related defense fees and costs as provided in subsections (i), (ii) and (iii) above).

          SECTION 3.3  DISMISSALS AND RELEASES

               (a) Fibreboard and Continental, by joint motions in form and substance satisfactory to each of them and their respective counsel, shall promptly apply for and seek the following orders to become operative upon entry of Global Approval Judgment:
(i) an order dismissing the appeals of Fibreboard, Continental, CNA Casualty and Columbia in the Coverage Case and (ii) an order effecting a stipulated reversal of the existing determination of issues discrete to Fibreboard and the Insurers in the Coverage Case. Upon entry of a Global Approval Judgment, Fibreboard will stipulate to the dismissal with prejudice of the Coverage Case as against Continental, CNA Casualty and Columbia.

               (b)  Upon entry of Global Approval Judgment:

                    (i) Fibreboard will release Continental, CNA Casualty Company of California and Columbia Casualty Company, their parents, subsidiaries, affiliates, directors, employees, officers, agents and attorneys (the "Continental Releasees") from any and all claims of whatsoever description by Fibreboard, including bad faith claims, except that such release shall not include any claims arising out of this Agreement, the Settlement Agreement, the April 9 Agreement, the Global Settlement, the Global Settlement Agreement or any obligation of a Party pursuant

                                10.

to an agreement or agreements entered after this Agreement is executed. Notwithstanding the foregoing exceptions, such release shall include any and all claims arising from paragraphs 1 and 2 of the April 9 Agreement. Nothing herein shall affect the validity or effectiveness of the releases provided for in the April 9 Agreement, all of which are hereby ratified.

                   (ii)  Continental, CNA Casualty Company of
California and Columbia Casualty Company will release Fibreboard, its parents, subsidiaries, affiliates, directors, employees, officers, agents and attorneys (the "Fibreboard Releasees") from any and all claims of whatsoever description by Continental and such affiliated Insurers, except that such release (1) shall not include any claims arising out of this Agreement, the Settlement Agreement, the April 9 Agreement, the Global Settlement, the Global Settlement Agreement or any obligation of a Party pursuant to an agreement or agreements entered after this Agreement is executed and (2) shall not prevent Continental or its affiliated Insurers from raising any defenses to claims brought against Continental by any person or entity claiming an interest in the Insurance Policies, including defenses against the validity or enforceability of assignments or settlements to which Continental, CNA Casualty or Columbia is not a party. Notwithstanding the foregoing exceptions, such release shall include any and all claims arising from paragraphs 1 and 2 of the April 9 Agreement. Nothing herein shall affect the validity or effectiveness of the releases provided for in the April 9 Agreement, all of which are hereby ratified.

               (c) The releases required by Section 3.3(b) above shall be effective as a bar to each and every claim, demand and cause of action and shall include, as necessary to effectuate that purpose, waivers by the parties of any and all benefits conferred on any of them by Section 1542 of the California Civil Code or similar provisions in any other jurisdictions.



          SECTION 3.4  INDEMNITY AND RELATED OBLIGATIONS

          If Global Approval Judgment is entered, the Continental Releasees shall not have any liability for, and Fibreboard shall indemnify the Continental Releasees and hold them harmless from, any and all costs, claims or liabilities relating to Personal Injury Asbestos Claims of whatsoever kind, including those attacking the validity or enforceability of Global Approval Judgment, (i) except for costs, claims or liabilities that the Insurers have specifically undertaken to pay under this Agreement, the April 9 Agreement, the Global Settlement, the Global Settlement Agreement or the Settlement Agreement and

                                11.

(ii) except for Defense Costs directly attributable to an actual or threatened attack on the validity or enforceability of the Global Approval Judgment. Any indemnity or other payment obligation owed by Fibreboard to Continental Releasees may be credited by Continental against the Drawable Settlement Amount. As to claims asserted against Fibreboard that (i) would not be covered by the foregoing indemnity (E.G., claims unrelated to asbestos) and (ii) could be claimed to give rise to a direct action against one or both of the Insurers, Fibreboard agrees to reasonably and diligently defend and promptly pay or bond judgments so as to preclude any such direct action claims.


                            ARTICLE IV

          ACTIONS TO BE TAKEN TO IMPLEMENT THIS AGREEMENT

          SECTION 4.1  ACTIONS TO BE TAKEN TO IMPLEMENT THIS
                       AGREEMENT

               (a) The parties agree to use their best efforts to execute the Global Settlement Agreement and to obtain Global Approval Judgment and Settlement Agreement Approval Judgment (whether or not Global Approval Judgment is entered). Nothing in the foregoing shall be deemed to impose any obligation on any of the Parties to agree to any term or provision not embodied in the Global Settlement as announced in open court on August 27, 1993 or the Settlement Agreement.

               (b) During the period between the date of this Agreement and the Trigger Date or Global Approval Judgment, Fibreboard and Continental will accurately inform those representing individuals with Personal Injury Asbestos Claims that Fibreboard's insurance coverage for these claims remains at risk and the subject of liability for such claims is in part the subject of a sealed agreement, the terms of which are not being disclosed. Nothing herein contained shall require either Party hereto to violate any applicable law or preexisting contractual obligation, including any requiring disclosure of a material fact about either Party's financial condition or ability to respond to its debts.

               (c) At the option of Continental, Fibreboard will fully cooperate with Continental in seeking a class action settlement encompassing Unsettled Present Claims and Continental will pay Defense Costs incurred by Fibreboard in seeking such a class settlement; PROVIDED HOWEVER that Fibreboard shall have no responsibility with respect to payment of such class action settlement other than by way of credit as provided in Section 2.3(a)(iv) of the Settlement Agreement; and PROVIDED FURTHER

                                12.

that at such time or times, if any, that both of the following conditions exist:

                    (i)  the Global Settlement Agreement has not
been executed as contemplated in Recital O, or, if executed, that a court has disapproved the Global Settlement Agreement, and

                   (ii)  the Settlement Agreement has not been
disapproved by a court,

(which court determinations, whether or not final, remain in effect at such time or times), Continental shall not enter into such a class action settlement without the consent of Fibreboard, which consent cannot be unreasonably withheld.

               (d) Fibreboard and Continental will cooperate with one another in negotiating spendthrift provisions of the Trust Agreement that is to be part of the Global Settlement Agreement satisfactory to each of them and in selecting a Trustee of the Settlement Trust satisfactory to each of them. Continental agrees to join Fibreboard in any objection to such spendthrift provision as provided in Section 3.1(c) of the Settlement Agreement.

               (e) In the event that (i) the Global Settlement Agreement provides for a narrower scope of Personal Injury Asbestos Claims to be discharged and enjoined by the Global Approval Judgment than is provided for by the Settlement Agreement to be discharged and enjoined by subdivisions (d) and (e) of the definition of Settlement Agreement Approval Judgment and (ii) the Parties to the Settlement Agreement are unable, despite their best efforts, to obtain entry of Settlement Agreement Approval Judgment as to those Personal Injury Asbestos Claims not required to be barred by the Global Approval Judgment (as defined in the Global Settlement Agreement):

                    (1)  The Parties agree that subdivisions (d)
and (e) of the definition of Settlement Agreement Approval
Judgment, for purposes of Section 2.3 of the Settlement Agreement only, shall be deemed satisfied by a judgment containing the narrower discharge and injunction provided for by the corresponding provisions of the Global Settlement Agreement.

                    (2) The Parties agree, subject to the proviso of Section 3.1(a) of the Settlement Agreement, to use their best efforts to obtain the judgment contemplated by clause (1) above.



                                13.

          Nothing in the foregoing shall be deemed in any way to modify the indemnity obligations of Fibreboard with respect to Personal Injury Asbestos Claims as set forth in the Global Settlement Agreement, Section 3.3 of the Settlement Agreement or
Section 3.4 of this Agreement.








                             ARTICLE V

               FINAL SETTLEMENT OF THE INSURANCE POLICIES

          SECTION 5.1  FINAL SETTLEMENT OF THE INSURANCE POLICIES

               (a) Upon Global Approval Judgment, except for obligations arising under this Agreement, the April 9 Agreement, the Global Settlement, the Global Settlement Agreement or the Settlement Agreement, the Continental Releasees shall be discharged from any and all of their obligations (whether direct or indirect) to Fibreboard or to any other person or entity under or in connection with the Insurance Policies, including any obligations imposed by prior or contemporaneous agreements on any subject and of any kind, by judgment or decree, or by statute, regulation or common law.

               (b) Fibreboard will execute all necessary documents to carry out the intent of the parties that the Continental
Releasees have no further obligations to Fibreboard or to any other person or entity under the Insurance Policies except as provided for in subsection (a) above.


                            ARTICLE VI

                        GENERAL PROVISIONS

          SECTION 6.1  FIBREBOARD'S COUNSELS' FEES

          For the period March 1, 1993 through July 31, 1993, counsels' fees chargeable by Fibreboard to Continental under this Agreement or the April 9 Agreement shall be at counsels' then current rates (provided that time not billed because of fixed or contingent fee arrangements shall be billed, if and when such fixed or contingent fee arrangements require payment by Fibreboard, at each firm's standard hourly billing rates charged generally to that firm's clients for litigation assignments commencing March 1,
1993). For the period commencing August 1, 1993, counsels' fees chargeable by Fibreboard to Continental under this Agreement shall be at each firm's standard hourly billing rates charged generally to that firm's clients for litigation assignments.


                                14.

          SECTION 6.2  CONFIDENTIALITY

          This Agreement shall be filed under seal with the United States District Court for the Eastern District of Texas. The Parties agree to cooperate reasonably with each other, by motion or otherwise, to maintain the confidentiality of this Agreement and shall not disclose the terms thereof to any person or entity other than the Court and Pacific unless required to do so by law.

          SECTION 6.3  CONTINGENT NATURE OF PAYMENTS

          No provision of this Agreement shall be construed to provide Fibreboard with any rights to payments from Insurers (or from any trust or other entity established as a funding mechanism)
(a) to reimburse Fibreboard for funds expended by Fibreboard to pay claimants, service providers, employees or other third parties prior to the date of this Agreement; (b) prior to the time the funds are required to enable Fibreboard to make actual payments to third parties for the purposes prescribed herein (it not being intended by the parties that Fibreboard shall receive sums other than if as, when and to the extent necessary to pay to third parties); or (c) for any amounts in excess of the sums actually necessary for the purposes prescribed herein (it not being intended by the parties that Fibreboard shall have the right to any fixed amount of funds from Continental or Pacific, but only the right to a contingent amount based on liabilities and costs actually incurred). Fibreboard shall from time to time deliver a request for payment to it of amounts owed under this Agreement accompanied by a certification that such funds will be used for payment of costs or expenses permitted by this Agreement.

          SECTION 6.4  ANTI-ASSIGNMENT

          Fibreboard's right to receive payments under this Agreement may not be hypothecated, pledged as collateral, assigned, sold or otherwise transferred to any third party; PROVIDED that this restriction shall not apply to an assignment of Fibreboard's rights under this Agreement to a corporation or other entity acquiring a substantial portion of Fibreboard's assets in the context of such acquisition nor to any assignment of Fibreboard's rights under this Agreement by Fibreboard to an affiliate of Fibreboard for no consideration other than stock of the affiliate and/or assumption of Fibreboard liabilities; and PROVIDED FURTHER that any assignee of any of Fibreboard's rights under this Agreement assumes joint and several responsibility with Fibreboard for Fibreboard's obligations under this Agreement. Any permitted assignee shall be subject to the same restrictions on the transfer of rights under this Agreement.



                                15.

          SECTION 6.5  IF GLOBAL COURT DISAPPROVAL AND SETTLEMENT
                       AGREEMENT COURT DISAPPROVAL

          If Global Court Disapproval and Settlement Agreement Court Disapproval have occurred, (a) the Parties' rights and obligations shall be governed by the terms of the Final Judgment in the Coverage Case and the April 9 Agreement and (b) any amounts paid by Continental to or on behalf of Fibreboard during the Interim Period or with respect to obligations accruing during the Interim Period that Continental is not required to pay under the terms of the Final Judgment shall be payable or repayable by Fibreboard to Continental upon entry of the Final Judgment.

          SECTION 6.6  NO ADMISSION OR USE

          This Agreement and the provisions thereof shall in no event be offered as or be deemed to be evidence or an admission or a concession on the part of any of the Parties of or with respect to any claim or fault, liability or damages whatsoever. This Agreement and the settlement provided for herein, whether or not consummated, and any actions or proceedings taken to enter into or pursuant to this Agreement or otherwise, are not, and shall not in any event be construed, interpreted or used as evidence of a presumption, concession or admission by any Party of the truth of any fact alleged or the validity of any claim or defense which has, could have been or could be asserted in any litigation, or of any deficiency in any claim or defense which was, could have been or could be asserted in any litigation, or of any liability, fault or dereliction of duty or breach of contract of any Party. Notwithstanding the foregoing, any Party shall be entitled to introduce this Agreement in evidence for the purpose of enforcing its terms. Nothing herein is intended to suggest that any asbestos-related personal injury claim could be asserted against Fibreboard or the Insurers by a person who cannot prove exposure to asbestos manufactured by Fibreboard.

          SECTION 6.7  NO BREACH OF OTHER OBLIGATIONS

          Neither this Agreement nor any acts, statements or omissions of the Parties in connection with the negotiation, execution or performance thereof shall be claimed to constitute a breach of any contract, policy of insurance or law or the basis for any claim of bad faith. Nothing in this Agreement calls for or obligates any of the Parties in any way to violate or breach its obligations under any agreement and no term or provision of this Agreement shall be so construed.

          SECTION 6.8  CONSTRUCTION

          No Party shall be deemed to be the drafter of any particular provision or provisions of this Agreement nor shall

                                16.

any part of this Agreement be construed against any Party on the basis of its identity as the drafter of any part of this Agreement. This Agreement shall be construed as a contract negotiated at arm's length, and any special rules of construction applicable to contracts of adhesion or insurance contracts shall not apply. The provisions of this Agreement shall be construed wherever possible to permit the Agreement to become effective.

          SECTION 6.9  ENTIRE AGREEMENT

          This Agreement, the Continental-Pacific Agreement, the Global Settlement, the Settlement Agreement and the April 9 Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof. This Agreement and such other agreements supersede all prior and contemporaneous agreements or understandings, inducements or conditions, representations or warranties, express or implied, written or oral, between the Parties with respect hereto.



          SECTION 6.10  THIRD PARTY CLAIMS

          There shall be no third party beneficiaries under this Agreement other than Releasees hereunder. No person other than the Parties hereto and the Releasees hereunder shall have any right or claim under or in respect of this Agreement. Notwithstanding the foregoing, Fibreboard and Continental shall be bound in relation to Pacific by the definitions and definitional clarifications contained in this Agreement insofar as those definitions or clarifications affect the meaning of terms used in the Settlement Agreement and the Continental-Pacific Agreement.

          SECTION 6.11  HEADINGS

          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 6.12  NOTICES

          All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, and addressed to the intended recipient as set forth below:



                                17.

          If to Fibreboard, addressed to:

               Fibreboard Corporation
               1000 Burnett, 4th Floor
               P.O. Box 4125
               Concord, CA 94524
               Attention:  Michael R. Douglas
                           Vice President and General Counsel
               Telecopier:  (510) 686-0342

                    and

               BROBECK, PHLEGER & HARRISON
               Spear Street Tower
               One Market Plaza
               San Francisco, California 94105
               Attention:  Stephen M. Snyder, Esq.
               Telecopier:  (415) 442-1010

          If to Continental, addressed to:

               Continental Casualty Co.,
               Specialty Claims Office, 12th Floor
               50 Fremont Street
               San Francisco, CA 94105
               Attention:  Claim Manager
               Telecopier:  (415) 512-4899

                    and

               WACHTELL, LIPTON, ROSEN & KATZ
               299 Park Avenue
               New York, New York 10171
               Attention:  Herbert M. Wachtell, Esq.
               Telecopier:  (212) 371-1658

Such communications shall be effective when they are received by the addressee thereof. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          SECTION 6.13  AMENDMENTS AND WAIVERS

          No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Fibreboard and Continental. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach

                                18.

of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          SECTION 6.14  COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          SECTION 6.15  FURTHER ACTIONS

          Fibreboard and Continental each shall take such reasonable actions as may be necessary or appropriate to consummate or implement the settlement contemplated by this Agreement.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by the Parties hereto, thereunto duly authorized.



                                   FIBREBOARD CORPORATION


                                   By  /s/ MICHAEL R. DOUGLAS
                                     Title:  Vice President and
                                             General Counsel



                                   CONTINENTAL CASUALTY COMPANY


                                   By  /s/ LAWRENCE F. TERRY
                                     Title:  Vice President



                                19.

                 AMENDMENT TO SUPPLEMENTAL AGREEMENT



          WHEREAS, on October 12, 1993, Fibreboard Corporation
("Fibreboard") and Continental Casualty Company ("Continental") entered into an agreement titled "Supplemental Agreement"; and

          WHEREAS, Fibreboard and Continental by this addendum seek to make clear their mutual intent with respect to certain provisions of the Supplemental Agreement;

          NOW THEREFORE, the parties hereby amend paragraph 2.1(e) of the Supplemental Agreement so that the second paragraph on page 5 reads as follows:

                    Of the amount (including any loan amount) available to Fibreboard under this subparagraph 3f, up to $37 million may be used by Fibreboard (i) for asbestos-related expenses or liabilities not otherwise paid under the provisions of paragraph 3 of this Agreement or (ii) to pay defense and indemnity costs for non-asbestos bodily injury or property damage claims if Fibreboard has no insurance that will pay for such claims. (Such $37 million shall constitute the "Resolution Fund.") The
Resolution Fund may be used to pay defense and indemnity costs for Asbestos Building Material Claims in order to obtain access to additional insurance for such claims under settlements or court rulings; provided, however, the Fund cannot be used to replace or defray payments otherwise obtainable by judgments against insurers or payments required of insurers under Fibreboard's current or future settlements with insurers, including without limitation those payments provided for in the agreement effective as of January 1, 1993 between Fibreboard, on the one hand, and Fireman's Fund Insurance Company, Insurance Company of North America, and Royal Insurance Company, on the other, the payments provided for in the agreement entered into on or about January 15, 1993 between Fibreboard, on the one hand, and American Home Assurance Company, Granite State Insurance Company, Insurance Company of the State of Pennsylvania, Lexington Insurance Company and New Hampshire Insurance Company, on the other, and the payments provided for in the agreement entered into on or about October 28, 1994 between Fibreboard, on the one hand, and CIGNA Specialty Insurance Company (formerly known as California Union Insurance Company), Central National Insurance Company of Omaha Century Indemnity Company,
CIGNA Property and Casualty Insurance Company, and Insurance
Company of North America, on the other hand. Any portion of the Resolution Fund that is unused at the time and in the event Global Approval Judgment is entered will remain available to Fibreboard for the purposes stated herein until January 1, 2025.
If the Trigger Date occurs, Fibreboard will no longer have the right to use the

                                 1.

Resolution Fund and any portion of that fund theretofore used by Fibreboard will be offset against and subtracted from the Drawable Settlement Amount provided for in Section 2.3(a) of the Settlement Agreement. If neither Global Approval Judgment is entered nor the Trigger Date occurs and the Final Judgment in the Coverage Case is entered, any of the Resolution Fund theretofore used by Fibreboard shall be repaid by Fibreboard to Continental and may be repaid out of, or offset against, any amounts payable by Continental to Fibreboard pursuant to the terms of the Final Judgment; PROVIDED that nothing herein is intended to reduce the amounts otherwise payable by Continental pursuant to paragraph 6a of this Agreement in accordance with the terms and conditions thereof; and PROVIDED FURTHER that amounts used from the Resolution Fund in lieu of payments owned by Continental under the January 1, 1993 agreement concerning defense fees and costs for Asbestos Building Material Claims shall be credited to Fibreboard in the event of a Final Judgment in the Coverage Case.

          This amendment shall be a part of and incorporated into the Supplemental Agreement, and shall be subject to all the terms and conditions thereof.











          IN WITNESS WHEREOF, the parties execute this agreement as follows:


Dated:                         FIBREBOARD CORPORATION
January 4, 1995


                               By   /s/ MICHAEL R. DOUGLAS

                               Its  Senior Vice President and
                                    General Counsel




Dated:                         CONTINENTAL CASUALTY COMPANY
January 5, 1995

                               By   /s/ LAWRENCE F. TERRY

                               Its  Vice President



                                 2.

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